Exhibit 10.1

THE L. B. FOSTER COMPANY

2014

EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

The purpose of this document is to establish in writing the 2014 performance goals and other terms applicable to the 2014 awards authorized under the L. B. Foster Company Executive Annual Incentive Compensation Plan (“Plan”) for the Fiscal Year (as defined below).

I.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan. The following terms shall be defined as follows:

1.1 “Company” shall mean L. B. Foster Company and those subsidiaries thereof in which L. B. Foster Company owns 100% of the outstanding common stock.

1.2 “Operating Unit” shall mean the Company’s units or divisions which are reported in the Company’s internal financial statements and set forth in Schedule 1.10.

1.3 “Component” of any Operating Unit shall be as set forth in Schedule 1.10.

1.4 “Financial Performance Award” shall mean an award, as determined for each Participant, equal to (i) the “Participant’s Target Incentive” multiplied by (ii) the applicable aggregate percentage specified for Financial Performance Awards under Section 3.2, the payment of which shall be contingent solely upon the attainment of the objective financial performance goals established by the Committee for Corporate and Operating Unit Pre-Tax Income, Corporate and Operating Unit Working Capital as a Percentage of Sales, and Corporate ROIC for the Fiscal Year as set forth in Schedule 1.10.

1.5 “Base Compensation” shall mean the total base salary, rounded to the nearest whole dollar, actually paid to a Participant during the Fiscal Year, excluding incentive compensation, commissions, reimbursement of expenses, severance, car allowances or all other payments not deemed part of a Participant’s base salary; provided, however, that the Participant’s contributions to the Company’s 401(k) plan(s) and the payment of overtime shall be included in Base Compensation. To the extent applicable, Base Compensation for Participants who terminate during the Fiscal Year shall include only such Base Compensation paid to such Participants during the Fiscal Year for the period prior to such termination.

1.6 “Participant” shall mean all executive officers of the Company set forth on Schedule 1.11.

1.7 “Participant’s Target Incentive” shall mean the product of the Base Compensation of a Participant multiplied by the target percentage established for a Participant pursuant to section 3.1 hereof.

1.8 “Fiscal Year” means the 2014 calendar year (January 1, 2014 through December 31, 2014).

1.9 “Pre-Tax Income” shall mean the pre-tax income for the Fiscal Year, determined in accordance with generally accepted accounting principles, including the applicable LIFO charge or credit but excluding: (i) all expenses, costs, profits, losses or gains (exclusive of employee travel) attributable to (a) the sale (or attempted sale), other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition, or unsuccessful attempted acquisition, of a business in the Fiscal Year; (ii) the costs of the Plan for domestic Operating Units; (iii) the impact on any Operating Unit from any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero; (iv) any costs related to purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation and amortization; (v) investment income or losses arising from non-operating investments of cash pursuant to the Company’s investment policy; and (vi) any extraordinary, unusual, infrequent or non-recurring items which are quantified and must be disclosed in management’s discussion and analysis of financial conditions and results of operations in the Company’s Annual Report on Form 10-K for such period. Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit’s or Component’s, as applicable, Plan Target and Actual Pre-Tax Income shall be eliminated from all calculations.

1.10 “Working Capital as a Percentage of Sales” (“W/C as a % of Sales”) shall mean with respect to the Company, or as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales.

1.11 “Return on Invested Capital” (“ROIC”) shall mean, with respect to the Company for the Fiscal Year: (A) after tax earnings from continuing operations before interest income and interest expense and amortization charges and any costs recognized related to a purchase accounting step up in the basis of tangible or intangible assets not classified as amortization (all tax affected using the effective corporate tax rate) and excluding: (i) the effect of changes in accounting principles (ii) all expenses, costs, profits, losses, and gains (exclusive of employee travel) attributable to (a) the sale, excluding sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or, more than 50% of the assets of a Component, or (b) the acquisition, or unsuccessful attempted acquisition, of a business in 2014, and (iii) any extraordinary, unusual, infrequent or non-recurring items which are quantified and are disclosed in management’s discussion and analysis of financial conditions and results of operations in the Company’s Annual Report on Form 10-K for such period, divided by (B) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

1.12 “Target Working Capital as a Percent of Sales (Corporate and Operating Unit), Target Pre-Tax Income (Corporate and Operating Unit), and Target ROIC” shall mean the respective targets as set forth in Schedule 1.10.

II.	ELIGIBILITY

2.1 Additional Conditions. Subject to the terms and conditions set forth herein and in the Plan and unless the Committee determines otherwise, in its sole discretion, a Participant’s right, if any, to receive payment of their respective Financial Performance Awards shall also be contingent upon satisfaction of each of the following requirements:

a. A Participant must execute a Confidentiality, Intellectual Property and Non-Compete Agreement in a form satisfactory to the Committee and deliver the executed agreement to the Company’s Vice President, Human Resources and Administration on or before October 1 of the applicable Fiscal Year. If a Participant previously has executed a Confidentiality, Intellectual Property and Non-Compete Agreement, the Participant need not execute and deliver another Confidentiality, Intellectual Property and Non-Compete Agreement.

b. A Participant’s Target Percentage award shall be as set forth in Section 3.1. In the event a Participant changes from one position to another position set forth in Section 3.1 or is promoted into one of the positions set forth in Section 3.1 during the Fiscal Year performance period, the Target Percentage for such Participant shall be pro-rated between the Target Percentages of each position held during the Fiscal Year based on which position was held on the first day of each month in the Fiscal Year performance period and may be allocated among different Operating Units as determined by the Committee. Any newly hired Participant shall have a Target Percentage as set forth in Section 3.1, provided their employment began in such position by October 1 of the Fiscal Year performance period.

c. Except as otherwise expressly set forth in Section 6(b) of the Plan or as otherwise determined by the Committee, if a Participant’s employment terminates with the Company prior to the Payment Date, the Participant shall forfeit any and all rights to payment or any Financial Performance Award granted hereunder.

III.	AWARDS

3.1 Target Percentages. Each Participant shall have a Target Percentage based upon the position held by such Participant, as follows:

Title*	Target Percentage
Other	**
Controller or Executive Director	30%
Vice President; CXT President	40%
Sr. Vice President	50%
Sr. Vice President & CFO or Executive Vice President	55%
Chief Executive Officer	75%

*	Refers solely to officers of L.B. Foster Company and not, except with respect to CXT President, officers of a subsidiary.
**	As determined by the Committee.

Other employees selected by the Committee may also be made Participants in the Plan on such terms as may be approved by the Committee and consistent with the terms of the Plan.

3.2 Target Amount. The target amount of a Participant’s Financial Performance Award, if any, shall be determined and allocated based on the percentages specified in the table below (and Schedule 1.11)

	Metric	CEO, Sr VP & CFO; ;VP-Business Development; VP- Human Resources & Admin; VP & General Counsel; and Controller and CAO	VP’s and SVP Responsible for Operating Unit(s)
Financial Performance Awards	Corporate ROIC	15%	—
	Operating Unit Pre-Tax Income	—	50%
	Working Capital as a % of Sales	15%	20%
	Corporate Pre-Tax Income	70%	30%

3.3 Financial Performance Award Multiplier. Subject to the terms and conditions set forth herein and in the Plan, the amount of Financial Performance Award earned shall be calculated (as allocated under Section 3.2) based on the actual level of attainment of Working Capital as a Percentage of Sales, Pre-Tax Income and ROIC relative to Target W/C as a % of Sales (Corporate and Operating Unit), Target Pre-Tax Income (Corporate and Operating Unit) and/or Target ROIC(as allocated under Section 3.2) utilizing the percentage multiplier as set forth in the following tables:

a.	Pre-Tax Income Multiplier (Corporate/Operating Unit)

% of Target Pre-Tax Income	Corporate or Operating Unit Multiplier
170% and over	200%
160%	185%
150%	175%
140%	160%
130%	145%
120%	130%
110%	115%
100%	100%
90%	84%
80%	68%
70%	52%
60%	36%
50%	20%
Less than 50%	0%

b.	ROIC Multiplier

% of Target ROIC	ROIC Multiplier
127.5% and over	200%
123.0%	167%
112.8%	133%
100.0%	100%
93.7%	73%
87.8%	47%
80.0%	20%
Less than 80.0%	0.0%

c.	W/C as a % of Sales Multiplier

% of Target Average W/C as a % of Sales	Corporate or Operating Unit Multiplier
86.0% and under	200%
88.7%	175%
91.3%	150%
94.3%	130%
97.4%	115%
100.0%	100%
102.9%	80%
106.5%	60%
110.0%	40%
Greater than 110.0%	0%

The calculation of the percent of target achieved in the above tables shall be adjusted proportionately to reflect whole percentages achieved between the levels in the table. For example, if Corporate achieved 73% of Target Pre-Tax Income, the percent of target achieved would be 57%; if Corporate achieved 137% of Target Pre-Tax Income, the percent of target achieved would be be156%.

3.4 Limitation on Financial Performance Award. Notwithstanding any provision to the contrary, a Participant’s Financial Performance Award shall not exceed $1,000,000 for any Participant for the Fiscal Year performance period under the Plan. In the event that the amount of any such award for the Fiscal Year earned exceeds $1,000,000 for a Participant, such award shall be reduced to $1,000,000.

IV.	RECOUPMENT

In the event the Company is required to prepare an accounting restatement applicable to any financial reporting period covering a period within the Fiscal Year due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or other applicable law and if the Committee, in its discretion, so determines, each “Specified Participant” (as defined below) shall pay to the Company, in cash, all cash paid to or on behalf of such Participant under the Plan for the Fiscal Year in excess of the amount of such compensation that would have been paid to the Participant for the Fiscal Year based on the restated financial results. Any such payment shall be made within the time periods prescribed by the Committee. The term “Specified Participant” means any Participant that the Committee has determined, in its sole discretion, has committed fraud, negligence, or intentional misconduct that was a significant contributing factor to the Company having to prepare an accounting restatement. A Specified Participant’s failure to make any such timely payment to the Company constitutes an independent and material breach of the terms and conditions of the Plan, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have against the Participant. By participating in the Plan, each Participant agrees that timely payment to the Company as set forth in this Section IV is (i) reasonable and necessary, (ii) is not a penalty, and (iii) does not preclude the Company from seeking all other remedies that may be available to the Company.

The Committee, in its discretion, shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Specified Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Specified Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

Notwithstanding any other provisions of this document, if the awards granted pursuant to this document become subject to recovery under any Company policy adopted hereafter and required by law, regulation or stock exchange listing requirement, the awards shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Requirement”). In the event the awards granted pursuant to this document and the Plan become subject to such Clawback Requirement, then the awards shall be subject to such Clawback Requirement, and this Section IV shall no longer apply to such awards.

Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to any Participant.

V.	COMPENSATION COMMITTEE

All determinations with respect to any Financial Performance Award shall be made by the Committee and shall be final, conclusive and binding on the Company, the Participant and any and all interested parties. No payment of a Financial Performance Award shall be made prior to the Committee certifying in writing that the performance goals and other material terms applicable to such awards for the Fiscal Year as set forth herein (including the Schedules attached hereto) have been attained.

The undersigned Chairman of the Committee hereby certifies, on behalf of the Committee, that the performance goals and other material terms applicable to the awards for the Fiscal Year as set forth herein (including the Schedules attached hereto) have been determined and approved at the Committee meeting of even date herewith.

By:	/s/ William H. Rackoff
William H. Rackoff
Chairman, Compensation Committee

Date: 02/25/14